As filed with the Securities and Exchange Commission on November 9, 2001

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TURBODYNE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	95-4699061

(State of Incorporation)	(I.R.S. Employer Identification No.)

6155 Carpinteria Avenue
Carpinteria, California
93013
(Address of Principal Executive Offices)

STOCK UNDERLYING VARIOUS
CONSULTING AGREEMENTS
BETWEEN REGISTRANT AND
CONSULTANTS OF THE REGISTRANT

(Full title of the plan)

DANIEL BLACK
6155 Carpinteria Avenue
Carpinteria, CA 93013
(310) 450-7383

(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copy to:
Norbert A. Schlei, Esq.
2800 28th Street
Suite 122A
Santa Monica, CA 90405

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of	Amount	offering	aggregate	Amount
securities to	to be	price	offering	of registration
be registered	registered	per share(1)	price	fee

Common Stock, $.001 par value	3,780,000 shs.	$.27	$1,020,600	$256.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and ask prices of the Common Stock of the Registrant as traded in the over the counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on November 5, 2001.

PART I

     Description of Executive, Employment and Consulting Agreements. The following table sets forth the number of shares of Common Stock issues pursuant to certain consultants to the Registrant in payment for their services:

		Number of Shares
		covered by this
		Registration
Selling Shareholder	Compensation Agreement	Statement

Edward M. Halimi	Payment for management consulting services rendered	2,400,000

Norbert A. Schlei	Payment for legal services rendered and to be rendered	1,000,000

Ralph Maloof	Payment for engineering services rendered	220,000

Alan Davis	Payment for product sales and licensing services rendered	160,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Turbodyne Technologies, Inc. (the “Registrant”) hereby incorporates the following documents, previously filed with the Securities and Exchange Commission, by reference:

(a)	The Registrant’s latest Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000 which was filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

(b)	The Registrant’s Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 2001 and June 30, 2001.

(c)	The Registrant’s report on Form 8-K referencing the change of its Certifying Accountants, effective July 16, 2001.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Act and Sections 13(a), 13(c) and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement, and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     The authorized capital stock of Registrant consists of one-hundred million shares (100,000,000), par value $.001 per share, of which ninety-nine million shares (99,000,000) are designated Common Stock and one million shares (1,000,000) are designated Preferred Stock. As of August 3, 2001 there were approximately seventy-two million, one hundred twenty-seven thousand, four hundred forty-eight (72,127,448) shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

     The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges or sinking fund provisions with respect to the Common Stock.

     Stockholders are entitled to one vote for each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

     The Registrant has outstanding warrants to purchase shares of Common Stock at various prices from $.25 per share to $.56 per share exercisable by various dates extending into 2004.

Item 5. Interest of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s By-Laws provide for the indemnification of its officers and directors to the fullest extent not prohibited by the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (1) for any breach of their duty of loyalty to the company or its stockholders, (2) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Except to the extent hereinabove set forth, there is no charter provision, By-Law, contract, arrangement or statute pursuant to which any director or officer of Registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7. Exemption from Registration Claimed.

     None

Item 8. Exhibits

     The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

Exhibit
No.

5.1	Opinion of Mendelsohn Law Office, Inc., regarding the legality of the securities being registered under this Registration Statement.

23.1	Consent of McGowan Guntermann, Certified Public Accountants.

23.2	Consent of KPMG LLP, Certified Public Accountants.

23.3	Consent of Mendelsohn Law Office, Inc., (set forth in the opinion of counsel included as Exhibit 5.1)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

Remainder of page intentionally left blank.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Carpinteria and State of California, on the 29th day of October, 2001.

TURBODYNE TECHNOLOGIES, INC.

By: /s/ Daniel Black

Daniel Black, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Black	Chief Executive Officer	October 29, 2001

Daniel Black

/s/ Charles Caverno	Chief Financial and	October 29, 2001
Accounting Officer
Charles Caverno

Board of Directors

/s/ Dieter Neujeffski	Director	October 29, 2001

Dieter Neujeffski

/s/ Lars Neujeffski	Director	October 29, 2001

Lars Neujeffski

/s/ Albert Wierz	Director	October 29, 2001

Albert Wierz

Director

Andrew Martyn-Smith

Director

Eugene O'Hagan